Exhibit 10.8

AGREEMENT AMONG CERTAIN MANAGEMENT SHAREHOLDERS

THIS AGREEMENT (the “Agreement”) is made as of this 8th day of April, 2005 (the “Agreement Date”) by and among Kenexa Corporation, a Pennsylvania corporation (the “Company”), Nooruddin Karsan (“Karsan”), Eliot Chack (“Chack”), Troy Kanter (“Kanter”), P. Grant Parker (“Parker”), Donald F. Volk (“Volk”) and Bill Erickson (“Erickson” together with Karsan, Chack, Kanter, Parker and Volk, the “Management Shareholders”).

RECITALS

WHEREAS, pursuant to that certain Class B Common Stock and Warrant Purchase Agreement dated as of December 16, 1999 (the “Purchase Agreement”), by and among the Company, the Management Shareholders and the other shareholders of the Company parties thereto (the “Investors”), the Company issued warrants to purchase Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”), including, but not limited to, Class C-1 Common Stock Purchase Warrants (as amended to date, the “Class C-1 Warrants”) and Class C-2 Common Stock Purchase Warrants (as amended to date, the “Class C-2 Warrants” and together with the Class C-1 Warrants, the “Warrants”); and

WHEREAS, the Management Shareholders collectively own 4,604,700 shares of Class A Common Stock, options to purchase 190,890 shares of Class A Common Stock 230,730 Class C-1 Warrants and 184,567 Class C-2 Warrants, with each of the Management Shareholders owning that number of shares of Class A Common Stock, options to purchase Class A Common Stock Class C-1 Warrants and Class C-2 Warrants set forth next to his respective name below:

Management Shareholder	Shares of Common Stock Owned by Management Shareholder	Options to Purchase Common Stock Owned by Management Shareholder	Number of C-1 Warrants Owned by Management Shareholder	Number of C-2 Warrants Owned by Management Shareholder
Karsan	2,064,850	34,250	105,244	84,187
Chack	655,000	16,250	33,385	26,705
Kanter	511,200	21,370	26,055	20,843
Parker	714,850	10,900	36,435	29,146
Volk	77,850	88,750	3,968	3,174
Erickson	580,950	19,370	29,611	23,686

; and

WHEREAS, each of the Class C-1 Warrants and Class C-2 Warrants provide that all of the Warrants may be amended by the written consent of the Company and the affirmative vote of the holders of a majority of the Warrants then outstanding; and

WHEREAS, the Management Shareholders hold a majority of each of the Class C-1 Warrants and Class C-2 Warrants currently outstanding; and

WHEREAS, the Company intends to conduct an initial public offering of the common stock of the Company (the “IPO”) on the terms set forth in a registration statement on Form S-1 (the “S-1”) to be filed with the United States Securities and Exchange Commission (the “SEC”); and

WHEREAS, the IPO will qualify as a “Qualified Public Offering” under the terms of each of the Stockholders Agreement (as defined below) and the Warrants; and

WHEREAS, effective immediately prior to the closing of the IPO (the “Closing”), the Management Shareholders have agreed to amend each of the Class C-1 Warrants and Class C-2 Warrants; and

WHEREAS, the Company and each of the Management Shareholders acknowledges and agrees that certain Second Amended and Restated Stockholders Agreement dated as of March 29, 2001 by and among the Company, certain shareholders of the Company named therein, including the Management Shareholders (the “Stockholders Agreement”) shall terminate upon the Closing; and

WHEREAS, the Management Shareholders hold a majority of all Shares (as defined in the Stockholders Agreement) owned by Management Stockholders (as defined in the Stockholders Agreement); and

WHEREAS, the directors and officers of the Company, including the Management Shareholders, have executed a lock-up agreement with the underwriters in connection with the IPO (the “Lock-Up Agreement”).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

SECTION 1. AMENDMENT OF WARRANTS.

1.1. Pursuant to Section 16 of each of the Class C-1 Warrants and Class C-2 Warrants and effective immediately prior to the Closing, each of the Company and the Management Shareholders hereby agree to amend in its entirety Section 2.1 of each of the Class C-1 Warrants and Class C-2 Warrants to read as follows: “the consummation of a Qualified Public Offering.”

1.2. Each of the Management Shareholders hereby agrees that each such Management Shareholder has determined that it is not reasonably likely that the IPO will result in (i) an IRR on the Purchased Securities of at least the IRR Hurdle, and (ii) Proceeds on the Purchased Securities of at least the Proceeds Threshold. Any capitalized term used in this Section 1.2 and not defined in this Agreement shall have the meaning ascribed to it in each of the Class A-1 Warrants and Class A-2 Warrants.

SECTION 2. TERMINATION OF STOCKHOLDERS AGREEMENT.

The Company and each of the Management Shareholders hereby acknowledge and agree that effective as of the Closing, the Stockholders Agreement shall terminate and be wholly without force or effect thereafter (it being understood and agreed that the Stockholders Agreement shall remain in full force and effect in accordance with its terms until the effectiveness of the Closing).

SECTION 3. STOP TRANSFER INSTRUCTIONS.

Each of the Management Shareholders acknowledges and agrees that: (i) upon the Closing, the Company shall require that the transfer agent for its Common Stock make a notation in its records prohibiting the transfer of any shares of Common Stock or any other securities convertible into or exercisable or exchangeable for Common Stock, that are currently or hereafter owned by the Management Shareholders for the period set forth in the Lock-Up Agreement (the “Lock-Up Period”); and (ii) during the Lock-Up Period, the Company will not, without the prior consent of each of Parthenon Investors, L.P., a Delaware limited partnership (“Parthenon”), Westbury Equity Partners SBIC, L.P., a Delaware limited partnership (“Westbury”) and Wafra Acquisition Fund 14, L.P., a Delaware limited partnership (“Wafra”), instruct the transfer agent to remove the notation in its records relating to the prohibition on transfer; provided however, that upon the filing with the Securities and Exchange Commission by Parthenon or PCIP Investors, Delaware general partnership (“PCIP”), of a Form 144, each of Parthenon, Westbury and Wafra shall be deemed to have consented to the removal of the notation with respect to that portion of the shares of Common Stock held by, each Management Shareholder that is equal to a fraction, the numerator of which is the number of shares identified in the Form 144, and the denominator of which is the total number of shares owned by Parthenon and PCIP in the aggregate.

SECTION 4. TERMINATION.

This Agreement shall terminate and be wholly without force or effect upon the earlier of (i) September 30, 2005 in the event that the Closing has not occurred on or before such date, and (ii) such date that the Company provides written notice to the Management Shareholders that the board of directors of the Company has determined not to proceed with the IPO. Upon the termination of this Agreement all obligation of the Management Shareholders under this Agreement shall cease and the Stockholders Agreement shall remain in full force and effect.

SECTION 5. MISCELLANEOUS.

5.1. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the Company. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

5.2. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party.

5.3. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally (to the attention of the person identified) to the address of such person maintained on the books and records of the Company, or sent by telecopy, telegram or by certified mail, postage prepaid, or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or telegraphed or, if mailed, three business days after the date so mailed.

5.4. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the Commonwealth of Pennsylvania.

5.5. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their executors, legal representatives, successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

5.6. Contents of Agreement. This Agreement together with any documents referred to herein set forth the entire agreement of the parties hereto and supersede any prior agreement or understanding of the parties with respect to the transactions contemplated hereby. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto, and no claimed amendment, modification, termination or waiver shall be binding unless in writing and signed by the party against whom or which such claimed amendment, modification, termination or waiver is sought to be enforced.

5.7. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.8. Counterparts. This Agreement may be executed in any number of counterparts, which when taken together, shall constitute but one and the same instrument. Any and all counterparts may be executed by facsimile.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

KENEXA CORPORATION

By:	/s/ DONALD F. VOLK
Name:	Donald F. Volk
Title:	CFO

/S/ NOORUDDIN KARSAN
Nooruddin Karsan

/S/ ELIOT CHACK
Eliot Chack

/S/ TROY KANTER
Troy Kanter

/S/ P. GRANT PARKER
P. Grant Parker

/S/ DONALD F. VOLK
Donald F. Volk

/S/ BILL ERICKSON
Bill Erickson